UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 7, 2005

THE PRINCETON REVIEW, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2315 Broadway
New York, New York  10024
 (Address of principal executive offices)

(212) 874-8282
 (Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Definitive Material Agreement.

          On September 12, 2005, the Employment Agreement, dated June 7, 2004, by and between The Princeton Review, Inc. (the “Company”) and Mr. Stephen Melvin, was amended to provide that Mr. Melvin serve in the position of Executive Vice President--Finance and no longer as the Company’s Chief Financial Officer.  In connection with this modification of duties, the Company agreed that in the event of termination of Mr. Melvin’s employment with the Company for any reason, those options to purchase shares of the Company’s common stock granted to Mr. Melvin that have vested as of the date of such termination shall remain exercisable by Mr. Melvin until the expiration date set forth on the stock option grant agreement governing such option.  No other terms of the Employment Agreement were modified.

          On September 9, 2005, the Company entered into an Employment Agreement with Mr. Andrew J. Bonanni pursuant to which Mr. Bonanni will serve as Chief Financial Officer. A description of the terms of this Employment Agreement is set forth under Item 5.02 below.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          (b)          On September 12, 2005, Mr. Stephen Melvin was appointed to the position of Executive Vice President--Finance, and he no longer serves as the Company’s Chief Financial Officer and principal financial or accounting officer.

          (c)          Effective September 12, 2005, Mr. Andrew J. Bonanni has been appointed to the position of Executive Vice President and Chief Financial Officer, the Company’s principal financial and accounting officer, replacing Mr. Melvin.  On September 12, 2005, the Company issued a press release announcing the appointment of Mr. Bonanni as Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1.

          Mr. Bonanni, 40, will serve as the Company’s Executive Vice President and Chief Financial Officer.  From January 2005 to September 2005, Mr. Bonanni served as a financial and strategic consultant to Bowne Business Solutions, Inc., and an M&A consultant to Bowne & Co., Inc., a document processing and information technology provider.  From 2002 to 2004, Mr. Bonanni was Senior Vice President and Chief Financial Officer of Bowne Business Solutions.  From 2000 to 2002, Mr. Bonanni served as Managing Vice President, Worldwide Business Planning & Corporate Reporting, Gartner, Inc., a provider of research and analysis to the information technology and communications technology industries.  From 1992 to 2000, Mr. Bonanni served in various financial management positions at Xerox Corporation, including as Entity Controller from 1998 to 2000.  Mr. Bonanni received a BS from Le Moyne College and an MBA from the Rochester Institute of Technology.

          The Employment Agreement, dated September 9, 2005, by and between the Company and Mr. Bonanni, provides for an annual salary of $290,000, increasing annually by at least 2%.  Mr. Bonanni will be eligible to receive an annual bonus of up to 50% of his salary based on the achievement of certain Company-wide financial objectives and other individual goals.  The Company will grant Mr. Bonanni an option to purchase 40,000 shares of the Company’s common stock at the closing price of the common stock on September 12, 2005.

          The Employment Agreement provides for an initial term ending February 14, 2008 with automatic renewal for additional two-year periods until Mr. Bonanni voluntarily terminates employment or until the Company gives written notice of non-renewal at least six months prior to the anniversary date of the Employment Agreement.  If the Company terminates Mr. Bonanni’s employment without cause or if the Company does not renew the Employment Agreement, the Company has agreed to pay Mr. Bonanni his annual base salary plus benefits for an additional nine-month period.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

	99.1	Press release dated September 12, 2005.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:          September 12, 2005

THE PRINCETON REVIEW, INC.

By	/s/ John S. Katzman

Name:	John S. Katzman
Title:	Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated September 12, 2005.